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                                     FORM 3
                    U.S. SECURITIES AND EXCHANGE COMMISSION
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                Filed pursuant to Section 16(a) of the Securities
                   Exchange Act of 1934, Section 17(a) of the
                  Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

   Mizeachi                 Joseph
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  (Last)                   (First)          (Middle)

26971 N. Federal Hwy., #203
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                      (Street)

Boca Raton, Florida 33487
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(City)                       (State)        (Zip)

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2.   Date of Event Requiring Statement (month/day/year)
December 11, 2000
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3.   IRS or Social Security Number of Reporting Person, if entity (Voluntary)

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4.   Issuer Name and Ticker or Trading Symbol
Innovo Group, Inc.
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5.   Relationship of Reporting Person to Issuer
     (check all applicable)

     [ ]   Director                                [x] 10% owner
     [ ]   Officer (give title below)              [ ] Other (specify below)


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6.   If Amendment, Date of Original (month/day/year)

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             Table I - Non-Derivative Securities Beneficially Owned
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1.   Title of Security                                   2.   Amount of          3.   Ownership           4.   Nature of Indirect
     (Instr. 4)                                               Securities              Form: Direct             Beneficial Ownership
                                                              Beneficially Owned      (D) or Indirect          (Instr. 5)
                                                              (Instr. 4)              (I)     (Instr. 5)

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Common Stock, par value $0.10 per share                        1,487,500               D
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Common Stock, par value $0.10 per share                        10,500                  I        Owned by the wife of Joseph Mizrachi
                                                                                                Cheryl Mizrachi
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     Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly

                                     (Over)


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 Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative  2. Date Exercisable       3.Title and Amount of Securities   4. Conver-    5. Owner-   6. Nature of Indirect
   Security(Instr. 4)      and Expiration Date      Underlying Derivative Security      sion or       ship        Beneficial
                           (month/day/year)         (Instr. 4)                          Exercise      Form of     Ownership(Instr.5)
                           Date    Expira-                        Amount or             Price of      Deriv-
                           Exer-   tion                           Number of             Deri-         ative
                           cisable Date             Title         Shares                vative        Security:
                                                                                        Security      Direct
                                                                                                      (D) or
                                                                                                      Indirect
                                                                                                      (I)
                                                                                                      (Instr. 5)

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Warrants             immediately   10/31/03        COMMON STOCK  375,000                $2.00        D
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Warrants             immediately   10/31/03        COMMON STOCK   16,000                $2.00        D
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Warrants             immediately   11/30/00        COMMON STOCK  850,000                $2.00        I       Owned by the wife of
                                                                                                             Joseph Mizrachi, Cheryl
                                                                                                             Mizrachi
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Explanation of Responses:

     * The exercise prices of the warrants are expressed in Canadian (Cdn) Dollars.

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                             /s/Joseph Mizrachi        12/11/00
                                                Joseph Mizrachi         Date

                                                **Signature of Reporting  Person

     Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.


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